UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  April 22, 2014
AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment both domestically and internationally.

We announced on April 22, 2014 that first-quarter 2014 net income attributable to AT&T totaled $3.7 billion, or $0.70 per share, compared to net income attributable to AT&T of $3.7 billion, or $0.67 per diluted share, in the first quarter of 2013.

First-quarter 2014 revenues were $32.5 billion, up 3.6 percent from the first-quarter 2013. First quarter revenues reflect increased revenues from wireless devices sold under AT&T NextSM (AT&T Next), increased wireless service revenues and continued growth in our AT&T U-verse® (U-verse) and strategic business services, partially offset by continued declines in our legacy voice and data products. Compared with results for the first quarter of 2013, operating expenses were $26.2 billion versus $25.4 billion; operating income was $6.3 billion, up from $5.9 billion; and AT&T's operating income margin was 19.3 percent, compared to 18.9 percent.

On March 13, 2014, we acquired Leap Wireless International, Inc. (Leap) for approximately $1.2 billion in cash (excluding Leap cash on hand). The fair value of Leap’s debt was valued at approximately $3.9 billion and as of April 14, 2014, we have redeemed approximately $3.7 billion. AT&T’s results include the operating results and subscriber net adds of Leap following the acquisition date. The results of Leap did not have a meaningful impact on our first quarter operating results.

Revenues from our Wireless segment for the first-quarter of 2014 were $17.9 billion, up 7.0 percent versus the year-ago quarter. The increase in revenues reflected increased revenue recognized for device sales under the AT&T Next program and continued growth in wireless service revenues. First-quarter 2014 wireless operating expenses totaled $12.8 billion, up 6.6 percent versus the first quarter of 2013, and reflect higher equipment costs and increased advertising, selling and marketing expenses. AT&T’s wireless operating income margin was 28.3 percent compared to 28.0 percent in the year-ago quarter, reflecting the impact of AT&T Next sales, which helped offset pressure from strong customer growth, early Next upgrades and continued investment in new services.

We reported a net gain of 1,062,000 wireless subscribers in the first quarter of 2014, bringing our wireless customer base to approximately 116.0 million at March 31, 2014, compared to 107.3 million at March 31, 2013. (Included in the base are approximately 4.5 million former Leap subscribers.) During the first quarter, net adds for connected devices were 693,000 and postpaid subscriber net adds were 625,000. Reseller had a net loss of 206,000, which was primarily due to losses in the low-revenue 2G subscriber accounts, and prepaid had a net loss of 50,000 primarily due to declines in session-based tablets. First-quarter postpaid net adds include 311,000 smartphones and total branded smartphone net adds (both postpaid and prepaid) were 566,000. Total branded tablet net adds were 313,000.

During the first quarter of 2014, smartphone sales were 5.8 million. At the end of the quarter, approximately 81 percent, or 42.9 million, of postpaid smartphone subscribers are on usage-based data plans, compared to about 70 percent, or 33.5 million, a year ago.

Sales under AT&T Next, our equipment installment plan, also increased during the first quarter. During the quarter, more than 40 percent of all postpaid smartphone gross adds and upgrades, or about 2.9 million took Next, up from 15 percent in the fourth quarter of 2013. Next sales included 1.1 million accelerated smartphone upgrades in the quarter. Without these upgrades, Next take rates would have been about 35 percent.

For the quarter, average revenue per postpaid subscriber decreased 1.3 percent versus the year-earlier quarter, reflecting the increasing number of lower-ARPU but higher-margin tablets and the attractive Mobile Share pricing for customers who move off the traditional device subsidization model. As we adjust our service offerings and pricing structures, management believes that postpaid phone-only ARPU plus Next subscriber installment billings (postpaid phone-only ARPU plus AT&T Next) is an appropriate representation of the monthly economic value per postpaid subscriber. Postpaid phone-only ARPU increased 0.4 percent versus the year-earlier quarter and postpaid phone-only ARPU plus AT&T Next increased 2.0 percent.

Postpaid churn was 1.07 percent, compared to 1.04 percent in the year-ago quarter and 1.11 percent in the fourth quarter of 2013. Total customer churn was 1.39 percent versus 1.38 percent in the first quarter of 2013 and 1.43 percent in the fourth quarter of 2013.

Revenues from our Wireline segment for the first quarter of 2014 were $14.6 billion, a 0.4 percent decrease from the year-ago quarter and were down 0.8 percent on a sequential quarterly basis. Total revenues from our wireline business customers were $8.7 billion, a decrease of 2.7 percent from the year-ago quarter, reflecting continued declines in older circuit-based data services and voice partially offset by increases in IP-based data services. Total revenues from our wireline consumer customers were $5.7 billion, an increase of 4.3 percent compared to the first-quarter 2013, driven by a continued increase in IP-based broadband and video revenues partially offset by the decline in voice revenues.

At March 31, 2014, our total switched access lines were 23.6 million compared with 28.0 million at March 31, 2013. The decline reflects continuing economic pressures on our customers as well as customers switching to another AT&T product like wireless and Voice over Internet Protocol (VoIP) and increasing competition from other wireless, VoIP and cable providers. Our total broadband connections were 16.5 million at March 31, 2014 and March 31, 2013. U-verse High Speed Internet subscribers totaled 11.0 million at March 31, 2014, and now represent more than 65 percent of our total broadband base. At March 31, 2014, the number of U-verse video subscribers totaled 5.7 million, with a net gain of 201,000 subscribers in the first quarter of 2014. U-verse video penetration of customer locations continues to grow and was 21.3 percent at March 31, 2014. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) increased by 272,000 in the quarter to reach 4.1 million.

First-quarter wireline operating expenses totaled $13.1 billion, up 0.9 percent from the year-ago quarter, driven by U-verse content costs and costs incurred as part of Project VIP. AT&T’s wireline operating margin was 10.0 percent, compared to 11.1 percent in the year-earlier quarter.

Repurchases of our common stock under our previously announced share repurchase authorization by our Board of Directors totaled 37 million shares, or $1.2 billion during the first quarter of 2014. In March 2014, the Board of Directors authorized the repurchase of an additional 300 million shares. At the end of the first quarter, about 425 million shares remain on existing authorizations.

With the close of our acquisition of Leap, we are updating our full-year 2014 outlook to reflect the acquisition and strong first-quarter growth. We expect that our capital expenditures remain in the $21 billion range. We expect consolidated revenue growth of 4 percent or greater. We expect consolidated margins to remain stable, with Leap operational pressure. These expectations do not assume any economic improvement. Our guidance excludes pension and postemployment actuarial gains and losses, pending acquisitions and dispositions as well as any other significant items in year-over-year comparisons.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: April 22, 2014	By: /s/ Paul W. Stephens Paul W. Stephens Senior Vice President and Controller